Exhibit 99.1

Contacts:
Bill Slater	Maria Riley
Chief Financial Officer	Stapleton Communications Inc.
(408) 428-7801	(650) 470-0200
bslater@symmetricom.com	maria@stapleton.com

Symmetricom Announces Goodwill Impairment Charge and Updates Third Quarter FY2006 Outlook

SAN JOSE, Calif. — April 3, 2006 — Symmetricom (NASDAQ: SYMM) today announced that its fiscal third quarter results will include a non-cash charge of $7.8 million, or $0.17 per share on a fully diluted basis, for the impairment of $7.0 million in goodwill and $0.8 million in other intangibles principally related to the company’s wireless business segment purchased in connection with the Datum acquisition in October 2002. The impairment charge was determined in accordance with SFAS 142 for goodwill and SFAS 144 for other intangibles.

The impairment charge reflects changing business conditions in the wireless segment surrounding product pricing, gross margins, new product acceptance and the increasingly prevalent use of wireless technologies that do not require a frequency reference at the cell site, but receive the required synchronization references from a central office.

The company also announced that it expects fiscal third quarter revenues to be between $45.0 million and $46.0 million, which is below the prior forecasted range of $48.0 million to $53.0 million. The revised revenue expectation for the quarter is due to weakness in the Timing, Test & Measurement Division as a result of funding delays and scheduling changes for government programs. The company expects its backlog at the end of the fiscal third quarter to increase approximately $7.5 million or 20 percent over the prior quarter, as a result of stronger order flow from its Telecom Solutions Division. The company also expects to report a GAAP net loss between $0.14 and $0.16 per share on a fully diluted basis, including the impairment charge of $0.17 per share, which is below the prior forecasted GAAP net earnings range of $0.04 and $0.08 per share on a fully diluted basis.

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Fiscal Third Quarter Earnings and Conference Call

The results announced today are preliminary and are subject to change. Symmetricom will report its full results for the third fiscal quarter on Thursday, April 27, 2006, at 1:30 p.m. Pacific time. The number for the conference call is 415-228-4834. You will need to reference the passcode “Symmetricom” and the conference leader “Thomas Steipp.”  To listen to the call via the Internet, please log on to www.symmetricom.com or www.vcall.com.

A taped replay of the call will be available until May 13, 2006. To access the replay, please call 203-369-1975. The Internet webcast will be archived for one year.

About Symmetricom Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world, including communications service providers, U.S. Department of Defense (DOD), aerospace contractors, enterprises, governments and research facilities. Since 1985, the company’s timing, frequency and synchronization solutions have helped define the world’s standards, delivering precision, reliability and efficiency to wireless and wireline networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, products include atomic clocks, cesium and rubidium standards, time synchronization solutions, VME, PCI cards and Global Positioning System (GPS) solutions for instrumentation applications, as well as network time servers for Network Time Protocol (NTP) synchronization.  In 2002, Symmetricom acquired TrueTime and Datum, strengthening its leading position in the world time and frequency markets. Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning estimates of third quarter revenue and net loss per share, goodwill and other intangibles impairment charge and estimates of the increase in quarter end backlog. Symmetricom’s actual results could differ materially from those estimated in these forward-looking statements following the company’s completion of its financial reporting processes for its third fiscal quarter.